EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 05/19/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-6.81%	-0.84%	13.06%
Class B Units	-6.83%	-0.88%	12.68%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MAY 19, 2006

The Grant Park Futures Fund experienced trading losses during the previous week. The Fund sustained setbacks in every sector, with the largest losses the result of positions in the interest rates, metals, foreign currencies and stock indices.

Short positions in the interest rate sector incurred losses as fixed income prices in the U.S. and Europe closed at higher levels. Long positions in the U.S. Treasury were set back as prices for ten-year notes and thirty-year bonds closed higher on a weak employment component to the Philadelphia Federal Reserve’s index, an indicator of business activity in the Middle Atlantic portion of the United States. Analysts commented that although the index was higher (14.4 versus expectation of 14.0) the jobs component fell to 1.1, its lowest level since November 2003, which could be an indication that economic activity in the region might be slowing. Short positions in the foreign markets also reported losses as prices for the Euro bund; LIFFE Euribor and the London long gilt were higher as analysts suggested that investors were seeking a safe haven investment in government securities, keeping demand high. Japanese government bonds and Australian ten-year bonds were also higher, hurting short positions.

Metals prices fell during the week, hurting long positions in the sector. Copper, aluminum and nickel were all lower on the London Metals Exchange as analysts suggested that the lower prices were the result of investors liquidating long positions in order to protect profits. Precious metals longs lost ground as gold for June delivery fell $54.30, closing at $657.50 per ounce partly due to a stronger U.S. dollar; July silver was $1.875 lower for the week, settling at $12.36 per ounce.

Short positions in the foreign currencies sustained losses as the U.S. dollar appreciated against most of its major trading partners. The greenback gained 1.6% against the euro, 2% against the yen; 2.1% versus the Swiss franc and 1.1% against the British pound. The Canadian dollar was 1.4% lower against the dollar. Analysts said that the dollar’s rally had to do with the speculation over whether short term interest rates in the U.S. and Europe would continue to rise and at what pace. Much of the dollar’s strength came after Richmond Fed President Jeffrey Lacker was quoted as saying that the forecast for inflation was “at the borderline of acceptable”. Analysts said that the comment led investors to believe that the U.S. central bank would not take a pause in its tightening cycle when it meets in June. The greenback rallied further against the European currencies after

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

French Finance Minister Thierry Breton said that “everything” should be done to prevent the euro from rising further.

Lastly, it was a difficult week for global stock indices, leading to losses from long positions in the sector. The Hong Kong Hang Seng lost 3.48% while the Australian Share Price Index lost 4.29% as analysts suggested that investors were concerned over the prospect of rising inflation, higher interest rates and slowing economic activity. Longs in the German DAX, Paris CAC and London FTSE-100 also reported losses as analysts said that the possibility of further interest rate hikes in the U.S. had an adverse effect on stock prices.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com